Exhibit 15.4

[Verstegen accountants en adviseurs Letterhead]

To the board of directors and shareholders of

Magic Benelux B.V.

Pelmolen 17

3994 XX HOUTEN

Dordrecht, May 13, 2013

Ref.: KH/VK/347100.10/JV

Dear Sirs,

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-156686) of our report dated January 28, 2011 with respect to the financial statements of Magic Benelux B.V. as of December 31, 2010, included in this annual report of Formula Systems (1985) Ltd. on Form 20-F for the year ended December 31, 2012.

On behalf of Verstegen accountants en adviseurs,

/s/ Drs. L.K. Hoogendoorn RA MGA
Drs. L.K. Hoogendoorn RA MGA.